As filed with the Securities and Exchange Commission on June 11, 2025
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
InterDigital, Inc.
(Exact name of Registrant as specified in its charter)

Pennsylvania (State or Other Jurisdiction of Incorporation or Organization)	82‑4936666 (I.R.S. Employer Identification No.)

200 Bellevue Parkway, Suite 300 Wilmington, DE 19809-3727 (Address of Principal Executive Offices)	19809-3727 (Zip Code)
200 Bellevue Parkway, Suite 300
Wilmington, DE 19809-3727
(Address of Principal Executive Offices)
InterDigital, Inc. 2025 Equity Incentive Plan
(Full title of the plan)
Joshua D. Schmidt
Chief Legal Officer and Corporate Secretary
InterDigital, Inc.
200 Bellevue Parkway, Suite 300
Wilmington, Delaware 19809-3727
(Name and address of agent for service)
(302) 281-3600
(Telephone number, including area code, of agent of service)
With copies to:
David S. Huntington
David A.P. Marshall
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
(212) 373-3000 (Telephone)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note of Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan as required by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents and information previously filed by InterDigital, Inc. (“InterDigital” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference in this registration statement. However, InterDigital does not incorporate by reference those items which were “filed” for purposes of Section 8 of the Exchange Act or incorporated by reference in any filing under the Securities Act.
•InterDigital’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Commission on February 6, 2025 (the “Annual Report”);
•the information contained in InterDigital’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 25, 2025 and incorporated into Part III of InterDigital’s Annual Report on Form 10-K for the year ended December 31, 2024;
•InterDigital’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 filed with the Commission on May 1, 2025;
•InterDigital’s Current Report on Form 8-K filed with the Commission on April 7, 2025; and
•the description of InterDigital’s securities contained in Exhibit 4.2 to the Annual Report, including any amendment or report filed for the purpose of updating such description.
All documents filed by InterDigital pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents; except as to any portion of any documents, portions of documents, exhibits or other information that is deemed to be furnished and not filed under such provisions.
Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modified or supersedes such statement. Except as so modified or superseded, such statement shall not be deemed to constitute a part of this registration statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
Sections 1741-1750 of the Pennsylvania Business Corporation Law of 1988 (the “BCL”) and the Registrant’s Bylaws provide for indemnification of the Registrant’s directors and officers and certain other persons. Under Sections 1741-1750 of the BCL, directors and officers of the Registrant may be indemnified by the Registrant against all expenses incurred in connection with actions (including, under certain circumstances, derivative actions) brought against such director or officer by reason of his or her status as a representative of the Registrant, or by reason of the fact that such director or officer serves or served as a representative of another entity at the Registrant’s request, so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. As permitted under the BCL, the Registrant’s Bylaws provide that the Registrant shall indemnify directors and officers against all expenses incurred in connection with actions (including derivative actions) brought against such director or officer by reason of the fact that he or she is or was a director or officer of the Registrant, or by reason of the fact that such director or officer serves or served as an employee or agent of any entity at the Registrant’s request, unless the act or failure to act on the part of the director or officer giving rise to the claim for indemnification is determined by a court in a final, binding adjudication to have constituted willful misconduct or recklessness. The Registrant’s Bylaws authorize the Registrant to purchase and maintain insurance to insure its indemnification obligations on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss asserted against him and incurred by him or on his behalf in any such capacity.
Consistent with the indemnification provisions of the Registrant’s Bylaws and under the BCL, the Registrant has entered into a separate indemnity agreement with each director and certain executive officers. Under each indemnity agreement, the Registrant contractually indemnifies the indemnitee, and assumes for itself maximum liability for expenses and damages in connection with claims against such indemnitee in connection with his or her service to the Registrant and its subsidiaries. In particular, under each indemnity agreement, the Registrant agrees (i) that it shall obtain and maintain in full force and effect directors’ and officers’ liability insurance in reasonable amounts from established and reputable insurers, and that in all policies of such directors’ and officers’ liability insurance, the indemnitee shall be named as an insured in such a manner as to provide the indemnitee the same rights and benefits as are accorded to the most favorably insured of the other indemnitees serving the Registrant in a capacity similar to that of the particular indemnitee; (ii) that it shall indemnify the indemnitee against all expenses and liabilities related to any proceeding to which the indemnitee is was or is a party or is threatened to be made a party, including, without limitation, a proceeding by or in the right of the Registrant, by reason of the fact that the indemnitee is or was a director, officer, employee, and/or agent of the Registrant, or by reason of anything done or not done by the indemnitee in any such capacity, at any time in the past, present or future, provided the indemnitee acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Registrant; and (iii) that if prior to, during the pendency or after completion of any proceeding described in clause (ii) herein, the indemnitee becomes deceased, the Registrant shall indemnify the indemnitee’s heirs, executors and administrators against any and all expenses and liabilities of any type whatsoever actually and reasonably incurred to the extent the indemnitee would have been entitled to indemnification described in clause (ii) herein were the indemnitee still alive. As is stated therein, the intent of each indemnity agreement is to provide indemnification and advancement of expenses to the indemnitee to the fullest extent permitted by law.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1
Amended and Restated Certificate of Incorporation of InterDigital, Inc. (incorporated by reference to Exhibit 3.1 of InterDigital, Inc.’s Current Report on Form 8-K filed with the Commission on June 7, 2011)

4.2	Amended and Restated Bylaws of InterDigital, Inc. (incorporated by reference to Exhibit 3.1 of InterDigital, Inc.'s Current Report on Form 8-K filed with the Commission on July 15, 2022)
4.3
Specimen Stock Certificate of InterDigital, Inc. (incorporated by reference to Exhibit 4.3 of InterDigital, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the Commission on April 28, 2011)

5.1*	Opinion of Dechert LLP
10.1*	InterDigital 2025 Equity Incentive Plan
23.1*	Consent of Dechert LLP (contained in Exhibit 5.1)
23.2*	Consent of PricewaterhouseCoopers LLP
24.1*	Power of Attorney (included on signature pages attached hereto)
107*	Filing Fee Table.

*	Filed herewith
Item 9. Undertakings.
(a)The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on June 11, 2025.

INTERDIGITAL, INC.

By:	/s/ Liren Chen
Liren Chen
President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Liren Chen, Richard J. Brezski and Joshua D. Schmidt, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statements and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on this 11th day of June, 2025.

Signature	Title

/s/ S. Douglas Hutcheson	Chairman of the Board of Directors
S. Douglas Hutcheson

/s/ Derek Aberle	Director
Derek Aberle

/s/ Samir Armaly	Director
Samir Armaly

/s/ Joan H. Gillman	Director
Joan H. Gillman

/s/ John A. Kritzmacher	Director
John A. Kritzmacher

/s/ John D. Markley, Jr.	Director
John D. Markley, Jr.

/s/ Jean F. Rankin	Director
Jean F. Rankin

/s/ Liren Chen	Director, President and Chief Executive Officer
Liren Chen	(Principal Executive Officer)

/s/ Richard J. Brezski	Chief Financial Officer and Treasurer
Richard J. Brezski	(Principal Financial Officer and Principal Accounting Officer)